Exhibit 99.1

Magnachip Announces Strategic Investment by Navitas Semiconductor

Investment deepens strategic partnership and supports development of differentiated next-generation power semiconductor solutions

SEOUL, South Korea – Sept. 21, 2026 – Magnachip Semiconductor Corporation (NYSE: MX) (“Magnachip” or the “Company”), a designer and manufacturer of analog and mixed-signal power semiconductor platform solutions, today announced that Navitas Semiconductor Corporation (Nasdaq: NVTS) (“Navitas”) has agreed to make a $5 million strategic equity investment in Magnachip.

Under the terms of a privately negotiated stock purchase agreement, Magnachip will issue and sell 1,461,988 shares of its common stock to Navitas at a purchase price of $3.42 per share, for aggregate proceeds of $5 million. The transaction is expected to close on or about September 24, 2026, subject to the satisfaction or waiver of customary closing conditions.

The investment builds on the growing strategic partnership between Magnachip and Navitas following the announcement in July 2026 to accelerate the adoption of silicon carbide technologies in high-voltage and ultra-high-voltage power markets.

Under that partnership, Magnachip is licensing Navitas’ GeneSiC™ Trench-Assisted Planar™ technology covering 1,200 V, 2,300 V, 3,300 V and higher-voltage applications. Magnachip is also gaining access to Navitas’ SiC supply chain and materials ecosystem, with plans to port, qualify and internalize the technology at Magnachip’s fabrication facility in South Korea. The partnership also creates opportunities for broader technology and product collaboration beyond the initial GeneSiC licensing agreement. The companies are initially targeting applications including energy and grid infrastructure, energy storage, industrial electrification, automotive and other high-power systems.

“Navitas’ investment represents an important next step in our strategic partnership and demonstrates a shared commitment to the opportunities we are pursuing together,” said Chae Lee, Chief Executive Officer of Magnachip. “By combining Navitas’ proven GeneSiC technology and materials ecosystem with Magnachip’s power semiconductor expertise, manufacturing capabilities and customer relationships, we believe we can accelerate our entry into attractive high-voltage and ultra-high-voltage markets. More importantly, we believe the combination of Navitas’ SiC technology with Magnachip’s silicon power technologies and manufacturing capabilities creates opportunities to develop a new generation of differentiated power solutions that address emerging customer needs that we believe are not adequately served by products available today. We look forward to deepening our collaboration as we execute our long-term growth strategy.”

“Magnachip is an important strategic partner for Navitas, and this investment reflects our confidence in the relationship and the value we believe the two companies can create together in the years ahead,” said Chris Allexandre, President and Chief Executive Officer of Navitas. “Our initial technology and licensing collaboration established a strong foundation. This investment further aligns our interests and reflects our shared belief that the combination of our complementary technologies can create new opportunities across high-voltage and ultra-high-voltage applications. We look forward to working closely with Magnachip to expand the adoption of advanced GeneSiC technologies and explore opportunities for broader technology and product collaboration.”

Additional information concerning the transaction will be included in a Current Report on Form 8-K to be filed by Magnachip with the U.S. Securities and Exchange Commission.

Safe Harbor for Forward-Looking Statements

Information in this press release regarding Magnachip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include expectations regarding our financial performance and business outlook, including the expected closing of the investment, the anticipated benefits of Magnachip’s relationship with Navitas, the development, qualification and commercialization of silicon carbide technologies, Magnachip’s entry into high-voltage and ultra-high-voltage markets, and the companies’ ability to create value through the collaboration, and other future events. All forward-looking statements included in this release are based upon information available to Magnachip as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, among others: changes in macroeconomic conditions, trade policies, geopolitical conditions and market conditions; manufacturing capacity constraints, supply chain disruptions and changes in customer demand; the impact of competitive products and pricing; our ability to establish, maintain and expand strategic relationships with customers and business partners, and to realize the anticipated benefits of those relationships; customer acceptance of our products and technologies; our ability to develop, introduce and ramp new products into volume production; changes in semiconductor industry supply and demand, including overcapacity and manufacturing utilization; financial stability in foreign markets and the impact of foreign exchange rates; unanticipated costs and expenses; changes in, or compliance with, applicable trade, export and other laws and regulations; public health issues; other business interruptions; and other risks described in Magnachip's filings with the SEC, including our Annual Report on Form 10-K filed on March 16, 2026, and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. Magnachip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

About Magnachip Semiconductor

Magnachip is a designer and manufacturer of analog and mixed-signal power semiconductor platform solutions for various applications, including industrial, automotive, communication, consumer and computing. The Company provides a broad range of standard products to customers worldwide. Magnachip, with about 45 years of operating history, owns a substantial number of registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com.

About Navitas Semiconductor

Navitas Semiconductor (Nasdaq: NVTS) is a next-generation power semiconductor leader in gallium nitride (GaN) and IC integrated devices, and high-voltage silicon carbide (SiC) technology, driving innovation across AI data centers, energy and grid infrastructure, performance computing and industrial electrification. With more than 30 years of combined expertise in wide-bandgap technologies, GaNFast™ power ICs integrate GaN power, drive, control, sensing, and protection, delivering faster power delivery, higher system density, and greater efficiency. GeneSiC™ high-voltage SiC devices leverage patented trench-assisted planar technology to provide industry-leading voltage capability, efficiency, and reliability for medium-voltage grid and infrastructure applications. Navitas has over 300 patents issued or pending and is the world’s first semiconductor company to be CarbonNeutral®-certified.

Magnachip Investor Contact:

Mike Bishop

Bishop IR, LLC

Tel. +1 (415) 891-9633

mike@bishopir.com

Magnachip Media Contact

Kyeongah Cho
pr@magnachip.com